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                                                                      EXHIBIT 12

              CHEVRONTEXACO CORPORATION -- TOTAL ENTERPRISE BASIS
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         THREE MONTHS              YEAR ENDED DECEMBER 31,
                                            ENDED        -------------------------------------------
                                        MARCH 31, 2003    2002     2001     2000      1999     1998
                                        --------------   ------   ------   -------   ------   ------
                                                           (DOLLARS IN MILLIONS)
Net Income Before Cumulative Effect of
  Changes in Accounting Principle.....      $2,116       $1,132   $3,931   $ 7,727   $3,247   $1,917
Income Tax Expense....................       1,748        3,024    4,360     6,322    2,565      919
Distributions (Less Than) Greater Than
  Equity in Earnings of Affiliates....        (167)         374     (489)      (26)    (288)      49
Minority Interest.....................          22           57      121       111       71       62
Previously Capitalized Interest
  Charged to Earnings During Period...          18           70       67        71       74       57
Interest and Debt Expense.............         130          565      833     1,110    1,132    1,057
Interest Portion of Rentals*..........         357          407      357       340      249      255
                                            ------       ------   ------   -------   ------   ------
EARNINGS BEFORE PROVISION FOR TAXES
  AND FIXED CHARGES...................      $4,224       $5,629   $9,180   $15,655   $7,050   $4,316
                                            ======       ======   ======   =======   ======   ======
Interest and Debt Expense.............      $  130       $  565   $  833   $ 1,110   $1,132   $1,057
Interest Portion of Rentals*..........         357          407      357       340      249      255
Preferred Stock Dividends of
  Subsidiaries........................          --            5       48        50       55       33
Capitalized Interest..................          16           67      122       108       38       63
                                            ------       ------   ------   -------   ------   ------
TOTAL FIXED CHARGES...................      $  503       $1,044   $1,360   $ 1,608   $1,474   $1,408
                                            ======       ======   ======   =======   ======   ======
RATIO OF EARNINGS TO FIXED CHARGES....        8.40         5.39     6.75      9.74     4.78     3.07

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* Calculated as one-third of rentals. Considered a reasonable approximation of interest factor.

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